Exhibit 99.2
October 29, 2025

Fellow Calix stockholders:

During the third quarter of 2025, the Calix team delivered record revenue of $265 million, our 5th quarter of consecutive revenue growth and an impressive sequential growth rate of 10% while guiding to continued sequential growth in the fourth quarter, underscoring the robust demand for our unique platform model by our broadband experience provider (BXP) customers. We set another non-GAAP gross margin record, improving 90 basis points sequentially to 57.7%, our 7th quarter of consecutive margin improvement.

We added 20 new platform customers in the quarter as they began their journey to transform their business by leveraging our appliance-based platform, cloud and managed services to attract new subscribers, reduce churn and expand revenue per subscriber while supporting the communities they serve. As a result of our BXP customers’ ongoing growth and success, our remaining performance obligations (RPOs) increased by 20% year-over-year and 2% quarter-over-quarter, reaching $355 million.

Our strong financial performance and balance sheet continued to distinguish our team’s rigorous focus on operational excellence. Days sales outstanding (DSO) remained low at 30 days; inventory turns improved to 3.8; and we generated $27 million of free cash flow, the 10th consecutive quarter of eight-figure free cash flow, ending with record cash and investments of $340 million.

Continuing to Cross the Chasm with our Third-Generation Platform for Agentic AI

The clarity of our vision and strategy, commitment to long term customer transformation and financial strength enable our team to maximize opportunities for our BXP customers to take advantage of the ongoing commoditization of broadband by differentiating across market segments.

Building on 15 years and $2 billion invested, the unique Calix broadband platform has fueled our mission to enable BXPs of all sizes to simplify operations and go to market, innovate by delivering exceptional experiences to residential, small business, multi-dwelling units (MDUs), education, first responders and the communities they serve and to grow revenue, margin, customer satisfaction and their brand.

Last week at our annual ConneXions Customer Success and Innovation conference, we shared two key insights with customers on the 3rd generation of our platform:

•Their investment in the Calix platform sets the foundation for agentic success, as Access Edge, Experience Edge and Calix cloud provide the crucial capabilities – network and subscriber data, knowledge, trust and orchestration – to automate end-to-end with AI.
•The 3rd generation platform and the Calix Agent Workforce will launch in the 4th quarter of 2025, building on six years of BXP partnership, learning and insight.

As we shared in the July investor letter, our goals with the 3rd generation Calix platform are:

•Accelerate customer success on the Calix platform through new capabilities and the end-to-end enablement of the rapidly learning, adapting and expanding Calix Agent Workforce.

•Expand to new geographies by enabling the launch of our platform, cloud, managed services and Calix Agent Workforce using sovereign local data centers in partnership with Google Cloud.
•Launch the Calix private platform offering to large customers by making the unique Calix platform, cloud, managed services and Calix Agent Workforce available on a private cloud in partnership with Google Cloud.

This exciting next stage of the Calix platform enables Calix to maintain our leadership position as the innovator in the broadband market by enabling new addressable markets while ensuring that our existing BXP customers maintain their leadership position as they simplify, innovate and grow through a platform that is purpose built for AI.

In addition, the launch of the Calix Agent Workforce will strengthen our ability to scale our customer success team and in turn, our BXP customers’ success by automating and augmenting their capabilities, accelerating transformation and expanding their impact despite resource constraints.

Last, our third-generation platform will expand our development capabilities and speed time to market, enabling Calix to expedite the expansion of our platform solutions and the transformation processes that our customers need. At the same time, our agentic learnings uniquely enable the internal Calix enterprise to rapidly deploy AI to further improve our operations.

The Calix Difference

While delivering record results and bringing our third-generation platform to market, the Calix team continued to receive numerous industry awards for our culture and technology innovation in the quarter including:

•Fortune named Calix #21 on its list of the “Best Workplaces in Technology”
•Stevie Awards for Technology Excellence recognized the Intelligent Access solution for “New Product of the Year”
•Comparably recognized Calix in the large company category for “Happiest Employees”, “Best Company Perks and Benefits” and “Best Company Work-Life Balance”
•iNFHRA, India’s premier association for workplace engagement, recognized Calix India for “Corporate Service”

As we close out 2025, our leadership team continues to align our strategy and investments to support our BXP customers’ success as they transform to dominate the markets they serve, which fuels our long-term financial performance across four measurable objectives:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Ongoing predictability

The disruption and commoditization of the broadband industry continue. With the introduction of the Calix Agent Workforce, we will accelerate the adoption of our platform, cloud and managed services with our ability to support BXPs’ subscriber growth, footprint expansion and business transformation. We will do this while maintaining our own strong operating discipline, allowing us to expand our highly differentiated business model into new markets such as MDUs, new sovereign geographies and new private platform customers for years to come.

Third Quarter 2025 Financial Results

	GAAP	Non-GAAP	Guidance Non-GAAP [1]
Revenue	$265.4m	$265.4m	$243.0m – $249.0m
Gross margin	57.3%	57.7%[2]	56.0% – 58.0%
Operating expenses	$134.6m	$114.7m2	$112.0m – $114.0m
Net income per diluted common share	$0.22	$0.44[2]	$0.31 – $0.37

[1]	Non-GAAP guidance provided on July 21, 2025.
[2]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 15.

For the third quarter of 2025, revenue was $265.4 million, representing an increase of 10% from the prior quarter and an increase of 32% compared with the same quarter a year ago. We saw robust, broad-based demand from our BXP customers as well as the urgent need for appliances as we continue to take footprint from legacy box vendors. Experience Edge revenue increased by 11% and 62% from the prior quarter and year ago quarter, respectively, primarily due to our BXP customers’ focus on the subscriber experience and adding subscribers. Access Edge revenue increased by 11% and 30% from the prior quarter and year ago quarter, respectively, driven by healthy demand this quarter for network technology investment and upgrades.

U.S. revenue was 94% of revenue for the third quarter of 2025, up from 91% in the second quarter of 2025 and 93% for the year ago quarter. U.S. revenue increased 14% sequentially and increased 33% compared with the year ago quarter. International revenue was 6% of revenue in the third quarter of 2025, down 29% sequentially and up 17% compared with the year ago period. The sequential decline in international revenue was primarily due to lower shipments to a European customer.

Remaining Performance Obligations, 3Q24 ~ 3Q25
$400M
$350M
$300M
$250M
$200M
$150M
$100M
$50M
$0M
3Q24
4Q24
1Q25
2Q25
3Q25
Current
Long-term

RPOs result from long-term commitments made by our customers and consist mainly of Calix Cloud, managed services, extended warranties and support/maintenance agreements and exclude platform licenses, month-to-month usage-based models and true-ups to actual usage from minimum commitments. These minimum commitments generally have a three-year term at signing.

At the end of the third quarter of 2025, our RPOs were $354.6 million, which is an increase of $8.0 million, or 2%, from the prior quarter and an increase of $58.9 million, or 20%, from the same quarter a year ago. Current RPO was $140.8 million, up 5% from $134.3 million as compared with the prior quarter and up 28% from $110.1 million as compared with the year-ago quarter. The increases reflected continued strength as our BXP customers adopt our platform, cloud and managed services, add incremental cloud and managed service offerings and win new subscribers. We expect RPOs will continue to grow each quarter while the size of the increases may fluctuate quarter to quarter.

Platform, Cloud and Managed Services Adoption, 3Q24 ~ 3Q25
(Number of Customers)
1,074
937
459
1,095
952
491
1,097
958
511
1,116
980
537
1,132
994
570
Q324
Q424
Q125
Q225
Q325
Unlimited Subscriber/Intelligent Access
Calix Cloud
Managed Services

Expanded customer adoption of our platform, cloud and managed services was again evidenced by an increase in all three metrics compared with the prior quarter. As we have noted previously, the growth in subscribers and on-going adoption of our platform, cloud and managed services form the “expand” in our “land and expand” strategy. Over time, we expect the recurring revenue from continued platform, cloud and managed services adoption will drive higher gross margin.

During the third quarter of 2025, we added 16 new Experience Edge and/or Access Edge platform deployments. By deploying the Experience Edge, BXPs can quickly implement and sell managed services, thereby enabling them to improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction.

We also added 14 new Calix Cloud deployments, which include Engagement Cloud, Operations Cloud and/or Service Cloud. Calix Cloud allows our BXPs to benefit from the power of data-driven insights to drive best-in-class Net Promoter Scores℠.

Our managed services continued to grow as 33 additional customers began deploying a managed service. We currently offer the following SmartLife™ managed services: SmartHome™ (which includes Wi-FiIQ, CommandIQ®, ProtectIQ® and ExperienceIQ®), Arlo Secure, Bark, SmartBiz™, SmartMDU™ and SmartTown®.

Revenue by Customer Size, 3Q24 ~ 3Q25
100%
80%
60%
40%
20%
0%
5%
12%
83%
6%
23%
71%
10%
11%
79%
12%
16%
72%
13%
11%
76%
3Q24
4Q24
1Q25
2Q25
3Q25
Small (<250K)
Medium (250K <2.5M)
Large (>2.5M)

As we have discussed previously, technology disruptions start with small customers and eventually work their way up to large customers. For the third quarter of 2025, revenue from large customers increased sequentially by $6.9 million to a total of 13% of total revenue, up 1% of total revenue from last quarter, primarily related to continued healthy demand for network technology investment and upgrades, and increased $25.0 million, or up 8% of total revenue from the same quarter a year ago. The increase in large customers over the past year is related to strong Access Edge demand and customer expansion. Revenue from medium customers decreased $9.0 million to 11% of total revenue, down 5% of total revenue from last quarter, mainly due to reduced shipments to a European customer. Revenue from small customers accounted for 76% of revenue for the third quarter of 2025, up 4% of total revenue from the prior quarter and down 7% of total revenue from the year ago quarter. In absolute dollars, revenue from small customers increased sequentially by $25.7 million and year-over-year by $33.3 million. The increases are related to broad-based customer demand.

Our GAAP gross margin for the third quarter of 2025 was a record 57.3%, an increase of 100 basis points sequentially and 250 basis points year-over-year. U.S. tariff and tariff-related costs were not material in the third quarter of 2025. Included in GAAP gross margin was stock-based compensation and intangible asset amortization. Excluding these items, our non-GAAP gross margin for the third quarter of 2025 was a record 57.7%, representing an increase of 90 basis points sequentially and 230 basis points from the year ago period. The sequential and year-over-year increases relate primarily to our BXP customers winning new subscribers and the continued adoption of our platform by new broadband service providers and to a lesser extent customer mix. We expect that gross margin will continue to increase each quarter; however, the amount of increase may vary from quarter to quarter depending on customer and product mix.

Our GAAP and non-GAAP operating expenses for the third quarter of 2025 were $134.6 million and $114.7 million, representing 51% and 43% of revenue, respectively. Sequentially, GAAP operating expenses decreased by $1.3 million primarily due to stock-based compensation, and non-GAAP operating expenses increased by $3.7 million due to increases in all functions. Compared with the year ago quarter, GAAP operating expenses increased by $13.7 million mainly due to stock-based compensation, and non-GAAP operating expenses increased by $9.4 million primarily related to personnel costs, including higher sales commissions and incentive compensation. Non-GAAP sales and marketing investments were 20% of revenue, which is within our Target Financial Model range of 18% to 20%. Non-GAAP research and development investments were 27% of gross profit, which is below our Target Financial Model of 29%. Non-GAAP general and administrative investments were 7% of revenue, which is in line with our Target Financial Model of 7%.

Our GAAP net income was $15.7 million for the third quarter of 2025, an improvement of $15.9 million sequentially and $19.6 million from the year ago period. The improvement was primarily the result of higher revenue and gross margin partially offset by higher operating expenses. GAAP net income for the third quarter of 2025 included stock-based compensation of $20.6 million and intangible asset amortization of $0.4 million. Excluding these items, our non-GAAP net income was $30.6 million, an increase of $8.4 million compared with the prior quarter due primarily to higher revenue and gross margin. Non-GAAP net income increased $21.7 million when compared with $8.9 million from the year ago quarter due to higher revenue and gross margin.

Balance Sheet and Cash Flow

Cash Conversion Cycle, 3Q24 ~ 3Q25
140 Days
130 Days
120 Days
110 Days
100 Days
3Q24
4Q24
1Q25
2Q25
3Q25

Our balance sheet remains strong. Our DSO at the end of the third quarter of 2025 was 30 days, up 6 days from the prior quarter and down 9 days from the year ago period, reflecting continued strong shipment linearity and the absence of early customer payments as seen in the second quarter of 2025. Our Target Financial Model for DSO remains between 35 and 45 days. Inventory turns were 3.8, up from 3.4 in the prior quarter and up from 3.2 a year ago. Inventory turns were within our Target Financial Model of 3 to 4 turns. In the third quarter of 2025, our inventory deposits decreased by $19.2 million, bringing our total inventory deposits to $24.3 million. Days payable outstanding (DPO) at the end of the third quarter was 18 days, up 1 day from the prior quarter and down 9 days from the year ago quarter. Our Target Financial Model for DPO is between 25 and 35 days. Our cash conversion cycle was 108 days compared with 113 days in the prior quarter and 127 days in the same quarter last year. Our Target Financial Model for our cash conversion cycle remains between 100 and 130 days.

Cash Flow, 3Q24 ~ 3Q25
$45M
$40M
$35M
$30M
$25M
$20M
$15M
$10M
$5M
$0M
3Q24
4Q24
1Q25
2Q25
3Q25
Operating Cash Flow
Free Cash Flow

We ended the third quarter of 2025 with record cash and investments of $339.6 million, which was a sequential quarterly increase of $40.7 million. The increase was primarily due to quarterly operating cash flow of $32.4 million and proceeds from equity-based employee benefit plans of $16.6 million partially offset by capital expenditures of $5.7 million and common stock repurchases of $3.5 million. Compared with the year ago period, our cash and investments increased by $52.0 million. The increase was primarily due to the generation of operating cash flow of $104.3 million and proceeds from equity-based employee benefit plans of $47.0 million partially offset by common stock repurchases of $84.0 million and capital expenditures of $18.9 million. We continue to expect both GAAP operating and non-GAAP free cash flow to remain strong due to continued non-GAAP profitability and a robust cash conversion cycle.

The remaining amount of the common stock repurchase authorization at the end of the third quarter of 2025 was $125.9 million.

Fourth Quarter 2025 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$267m – $273m	$267m – $273m
Gross margin	56.75% – 58.75%[1]	56.45% – 58.45%
Operating expenses	$122.0m – $124.0m1	$141.0m – $143.0m
Net income per diluted common share[2]	$0.35 – $0.41[1]	$0.15 – $0.21

[1]	Non-GAAP excludes stock-based compensation as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 17.
[2]	Based on 71.2 million weighted-average diluted common shares outstanding.

Our guidance for the fourth quarter of 2025, ending December 31, 2025, reflects our expectations as of the date of this letter.

Our revenue guidance for the fourth quarter of 2025 is for revenue to be between $267 million and $273 million, up 2% (at the midpoint) from the prior quarter taking into consideration the robust demand that we are seeing across our customer base.

Our non-GAAP gross margin guidance for the fourth quarter of 2025 of 57.75% (at the midpoint) would be a slight increase from the prior quarter reflecting expected customer and product mix for the fourth quarter of 2025. This guidance would equate to annual gross margin improvement in 2025 at the high end of our Target Financial Model range of 100 to 200 basis points, reflecting the growth of our platform, cloud and managed services.

Our non-GAAP operating expense guidance for the fourth quarter of 2025 of $123.0 million (at the midpoint) represents an increase sequentially primarily related to investments in ConneXions, our annual customer success and innovation conference, and to accelerate the development of AI functionality and capabilities of our platform, cloud and managed services into the first half of 2026. We expect to return to our operating expense Target Financial Model in 2026.

We expect our non-GAAP effective tax rate for 2025 and 2026 will be in a range of 23% to 25%.

Summary

Our team has invested the last decade living the innovator’s dilemma, transforming Calix from a systems to a platform company with the capability to transform the broadband industry by pursuing our mission to enable BXPs of all sizes to simplify operations and go to market and to innovate experiences across consumer, small business, municipality and MDU to grow for their members, investors and the communities they serve. Our product investment over the last two years has once again allowed us to take advantage of the biggest disruption in human history, artificial intelligence, by launching the Calix Agent Workforce. These investments and the resulting innovations position Calix and, more importantly, our BXP customers to lead.

As we close out 2025, we will enable the next level of transformation within our BXP customers through agentic AI and begin our internal transformation to evolve the way that we work to serve our customers while embracing new markets such as MDU, new sovereign geographies and new private platform customers for years to come.

The foundation for our growth continues to be based on three vectors:

•New subscribers: BXP customers leverage our platform, cloud and managed services to differentiate themselves in their markets thereby adding subscribers.
•Existing subscribers: BXP customers adopt additional platform extensions, cloud and managed services, enabling them to reduce their operational costs and grow revenue per subscriber.
•New BXPs: We continue to help legacy operators and operators in new customer segments and geographies become strategically aligned experience providers who recognize that our unique platform, cloud and managed services model enables their teams to transform their business as they simplify their operations, subscriber engagement and services, innovate for their consumer, business and municipal subscribers and grow their value for members, investors and the communities they serve.

With strong demand for our appliances, platform, cloud and managed services, we are confident in our sequential revenue growth, and we are excited by the multi-year outlook for our business. We remain focused on growing our footprint by adding to our BXP customer base and expanding the reach of our platform, cloud and managed services across their subscribers in the geographies they serve.

We thank our customers, employees, partners, vendors and stockholders for their continued support.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO
Conference Call

In conjunction with this announcement, Calix will host a conference call tomorrow, October 30, 2025 at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our third quarter 2025 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13756202. The conference call and webcast will include forward-looking information.

Investor Inquiries
Nancy Fazioli
VP, Investor Relations
InvestorRelations@calix.com
(669) 308-3901

About Calix

Calix, Inc. (NYSE: CALX) — Calix delivers the industry’s only agentic AI cloud and appliance-based platform, purpose-built over two decades with open standards and advanced security so service providers of all sizes can transform into experience providers. The platform combines agentic AI, intelligent appliances, and fully integrated managed services with Calix Customer Success and a partner community to simplify operations, engagement, and service, innovate for their consumer, business, and municipal subscribers, and grow their value for members, investors, and the communities they serve.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, impact from U.S. tariffs and trade policies, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, anticipated government funding, programs and proposals, expected customer and product mix or anticipated adoption or deployment of our appliances, platform, cloud or managed services, implementation of agentic AI, industry, market and customer trends, opportunities with existing and prospective customers, the timing of BEAD shipments, free cash flow and liquidity, continuation of our stock repurchase program and future financial performance (including the outlook for the fourth quarter of 2025, full year and future periods and performance against our Target Financial Model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, U.S. tariffs, changes and disruptions in the market and industry, availability of capital in the market, potential for growth in our business driven by government funds, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our appliances, platform, cloud or managed services, our ability to grow our customer base, our ability to implement agentic AI across our platform to scale our customer success team and our BXP customers’ success, fluctuations in costs associated with our appliances and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, inventory write-offs or component liabilities, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information

The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP sales and marketing investments, non-GAAP research and development investments, non-GAAP general and administrative investments, non-GAAP effective income tax rate, non-GAAP net income or profitability, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they exclude non-cash stock-based compensation, intangible asset amortization and the impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024

Revenue	$265,437	$200,945	$727,561	$625,394
Cost of revenue	113,427	90,898	316,548	285,167
Gross profit	152,010	110,047	411,013	340,227
Operating expenses:
Sales and marketing	60,257	52,301	181,969	158,436
Research and development	47,055	45,467	136,822	134,012
General and administrative	27,293	23,175	80,507	72,063
Total operating expenses	134,605	120,943	399,298	364,511
Operating income (loss)	17,405	(10,896)	11,715	(24,284)
Interest income and other expense, net:
Interest income, net	3,264	3,282	9,510	8,877
Other expense, net	(335)	(178)	(454)	(599)
Total interest income and other expense, net	2,929	3,104	9,056	8,278
Income (loss) before income taxes	20,334	(7,792)	20,771	(16,006)
Income taxes (benefit)	4,676	(3,824)	10,099	(4,183)
Net income (loss)	$15,658	$(3,968)	$10,672	$(11,823)
Net income (loss) per common share:
Basic	$0.24	$(0.06)	$0.16	$(0.18)
Diluted	$0.22	$(0.06)	$0.15	$(0.18)
Weighted average number of shares used to compute net income (loss) per common share:
Basic	65,753	66,078	65,771	65,700
Diluted	69,789	66,078	68,973	65,700

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 27,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$95,012	$43,162
Marketable securities	244,611	253,929
Accounts receivable, net	87,465	79,321
Inventory	107,981	102,727
Prepaid expenses and other current assets	80,448	105,596
Total current assets	615,517	584,735
Property and equipment, net	32,722	31,153
Right-of-use operating leases	10,822	6,216
Deferred tax assets	168,712	177,601
Goodwill	116,175	116,175
Other assets	32,421	23,387
	$976,369	$939,267
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,138	$20,226
Accrued liabilities	78,511	84,167
Deferred revenue	23,992	26,750
Total current liabilities	122,641	131,143
Long-term portion of deferred revenue	19,939	20,883
Operating leases	9,270	3,720
Other long-term liabilities	2,013	2,581
Total liabilities	153,863	158,327
Stockholders’ equity:
Common stock	1,657	1,661
Additional paid-in capital	1,200,506	1,170,017
Accumulated other comprehensive loss	(203)	(612)
Accumulated deficit	(379,454)	(390,126)
Total stockholders’ equity	822,506	780,940
	$976,369	$939,267

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 27,	September 28,
	2025	2024
Operating activities:
Net income (loss)	$10,672	$(11,823)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	65,976	48,686
Depreciation and amortization	13,310	14,805
Deferred income taxes	8,778	(10,420)
Net accretion of available-for-sale securities	(3,001)	(3,958)
Changes in operating assets and liabilities:
Accounts receivable, net	(8,144)	40,755
Inventory	(5,255)	32,376
Prepaid expenses and other assets	11,297	7,659
Accounts payable	(71)	(11,809)
Accrued liabilities	(5,936)	(39,768)
Deferred revenue	(3,702)	(10,636)
Other long-term liabilities	4,983	(2,830)
Net cash provided by operating activities	88,907	53,037
Investing activities:
Purchases of property and equipment	(13,670)	(12,905)
Purchases of marketable securities	(166,936)	(228,456)
Sales of marketable securities	11,362	49,905
Maturities of marketable securities	168,350	115,529
Net cash used in investing activities	(894)	(75,927)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	40,821	25,433
Repurchases of common stock	(77,010)	(3,738)
Net cash provided by (used in) financing activities	(36,189)	21,695
Effect of exchange rate changes on cash and cash equivalents	26	147
Net increase (decrease) in cash and cash equivalents	51,850	(1,048)
Cash and cash equivalents at beginning of period	43,162	63,409
Cash and cash equivalents at end of period	$95,012	$62,361

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Gross Margin
(Unaudited)
	Three Months Ended
	September 27, 2025	June 28, 2025	March 29, 2025	December 31, 2024	September 28, 2024
GAAP gross margin	57.3%	56.3%	55.7%	55.0%	54.8%
Adjustments to GAAP amount:
Stock-based compensation	0.3	0.4	0.4	0.4	0.3
Intangible asset amortization	0.1	0.1	0.1	0.1	0.3
Non-GAAP gross margin	57.7%	56.8%	56.2%	55.5%	55.4%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)
	Three Months Ended
	September 27,	June 28,	March 29,	December 31,	Sept. 28,
	2025	2025	2025	2024	2024
GAAP operating expenses:
Sales and marketing	$60,257	$63,653	$58,059	$59,443	$52,301
Research and development	47,055	45,787	43,980	45,858	45,467
General and administrative	27,293	26,464	26,750	26,816	23,175
	134,605	135,904	128,789	132,117	120,943
Stock-based compensation:
Sales and marketing	(6,158)	(11,047)	(6,469)	(7,138)	(4,630)
Research and development	(5,965)	(5,890)	(5,081)	(5,388)	(4,783)
General and administrative	(7,742)	(7,912)	(7,415)	(8,729)	(6,188)
	(19,865)	(24,849)	(18,965)	(21,255)	(15,601)

Non-GAAP operating expenses:
Sales and marketing	54,099	52,606	51,590	52,305	47,671
Research and development	41,090	39,897	38,899	40,470	40,684
General and administrative	19,551	18,552	19,335	18,087	16,987
	$114,740	$111,055	$109,824	$110,862	$105,342

Calix, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	September 27,	June 28,	March 29,	December 31,	Sept. 28,
	2025	2025	2025	2024	2024
GAAP net loss	$15,658	$(199)	$(4,787)	$(17,924)	$(3,968)
Adjustments to GAAP amount:
Stock-based compensation	20,618	25,613	19,745	22,075	16,371
Intangible asset amortization	381	228	298	298	604
Income tax effect of non-GAAP adjustments	(6,071)	(3,398)	(2,125)	781	(4,100)
Non-GAAP net income	$30,586	$22,244	$13,131	$5,230	$8,907

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)
	Three Months Ended
	September 27,	June 28,	March 29,	December 31,	Sept. 28,
	2025	2025	2025	2024	2024
Net cash provided by operating activities	$32,314	$39,381	$17,212	$15,363	$15,999
Purchases of property and equipment	(5,625)	(3,735)	(4,310)	(5,149)	(3,244)
Non-GAAP free cash flow	$26,689	$35,646	$12,902	$10,214	$12,755

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income Per Diluted Common Share[1]
(Unaudited)
Three Months Ended September 27, 2025
GAAP net income per diluted common share	$0.22
Adjustments to GAAP amount:
Stock-based compensation	0.30
Intangible asset amortization	0.01
Income tax effect of non-GAAP adjustments	(0.09)
Non-GAAP net income per diluted common share	$0.44

[1]	Based on 69.8 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2025
	GAAP	Stock-Based Compensation	Non-GAAP
Gross margin	56.45% - 58.45%	0.3%	56.75% - 58.75%
Operating expenses	$141,000 - $143,000	$(19,000)	$122,000 - $124,000
Net income per diluted common share[1]	$0.15 - $0.21	$0.20 [2]	$0.35 - $0.41

[1]	Based on 71.2 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.